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Tony Deasey	Steve Chizzik/Ira Weingarten	Richard Cooper/Jennifer Zimmons
Celsion Corporation	Equity Communications	StrategicGrowth International, Inc.
410.290.5390	973.912.0980	212.838.1444
tony@celsion.com	equity@silcom.com	info@sgi-ir.com

CELSION CHANGES FISCAL YEAR END

Columbia, MD –December 03, 2003: CELSION CORPORATION (AMEX: CLN) today announced that, effective December 31, 2003, it is changing its fiscal year end from September 30 to December 31.

Anthony P. Deasey, Celsion’s Chief Financial Officer, commented, “In January of this year, we formed a strategic relationship with Boston Scientific Corporation through which we have agreed to distribute our BPH 800 Microwave Urethroplasty™ product at such time as it is approved by the FDA. This change to a calendar year end will bring our financial year into conformity with that of Boston Scientific Corporation.”

About Celsion: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused-heat energy delivered by patented microwave technology.

In January 2003, Celsion entered into a strategic alliance with Boston Scientific Corporation (NYSE:BSX) in which Boston Scientific will initially distribute Celsion’s BPH product worldwide. Boston Scientific currently owns approximately 7% of Celsion’s outstanding stock.

Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Celsion Corporation 10220-I Old Columbia Road, Columbia MD 21046-1705 T 410.290-5390 F 410.290.5394